Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

SEATTLE PROJECT CORP., as Purchaser,

and

GRITSTONE BIO, INC., as Seller

Dated as of December 30, 2024

Table of Contents

Page

ARTICLE 1 DEFINED TERMS		1

1.1	Defined Terms	1

1.2	Other Definitional and Interpretive Matters	10

ARTICLE 2 THE PURCHASE AND SALE; CLOSING		13

2.1	Purchase and Sale	13

2.2	Excluded Assets	14

2.3	Assumption of Liabilities	16

2.4	Excluded Liabilities	16

2.5	Excluded Contracts	17

2.6	Non-Transferred Asset	17

2.7	Closing	18

2.8	Closing Deliveries of the Parties	18

2.9	Purchase Price; Assumed Liabilities; Deposits	19

2.10	Transfer Taxes	19

2.11	Allocation of Purchase Price	19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER		20

3.1	Organization, Good Standing and Other Matters	20

3.2	Authority and Enforceability	20

3.3	No Conflict; Required Filings and Consents	20

3.4	Litigation	21

3.5	Assets	21

3.6	Brokers and Finders	21

3.7	No Other Representations or Warranties	21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		22

4.1	Organization, Good Standing and Other Matters	22

4.2	Authority and Enforceability	22

4.3	No Conflict: Required Filings and Consents	22

4.4	Financing	23

4.5	Solvency	23

4.6	Litigation	23

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4.7	Brokers and Finders	23

4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	23

4.9	No Other Representations or Warranties	24

ARTICLE 5 BANKRUPTCY COURT MATTERS		24

5.1	Competing Transaction	24

5.2	Bankruptcy Court Filings	25

5.3	Assumption of Assigned Contracts	25

ARTICLE 6 PRE-CLOSING COVENANTS		26

6.1	Conduct of Business	26

6.2	Access to Information; Confidentiality	27

6.3	Efforts to Consummate	28

6.4	Regulatory Matters and Approvals	29

6.5	Public Announcements/Non-Disclosure	29

6.6	Update of Schedules; Knowledge of Breach	29

ARTICLE 7 POST-CLOSING COVENANTS		30

7.1	[Intentionally omitted.]	30

7.2	Post-Closing Receipt and Possession of Assets	30

7.3	Tax Matters	30

7.4	Confidentiality	30

ARTICLE 8 CONDITIONS PRECEDENT		31

8.1	Conditions to Each Party’s Obligation	31

8.2	Conditions to Obligation of Purchaser	31

8.3	Conditions to Obligations of the Seller	31

8.4	Waiver of Condition; Frustration of Conditions	32

8.5	Delivery of a Notice of Readiness to Close	32

ARTICLE 9 TERMINATION		32

9.1	Events of Termination	32

9.2	Effect of Termination	33

9.3	[Intentionally omitted.]	34

ARTICLE 10 GENERAL PROVISIONS		34

10.1	Survival of Representations, Warranties and Covenants	34

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10.2	Entire Agreement	34

10.3	Amendment; No Waiver	35

10.4	Severability; Specific Versus General Provisions	35

10.5	Expenses and Obligations	36

10.6	Notices	36

10.7	Counterparts	37

10.8	Governing Law	37

10.9	Submission to Jurisdiction; Consent to Service of Process	37

10.10	Waiver of Jury Trial	38

10.11	Rights Cumulative	38

10.12	Assignment	38

10.13	Specific Enforcement; Remedies	38

10.14	Third-Party Beneficiaries	39

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Assignment and Assumption Agreement (Contracts)
Exhibit C	Sale Order

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 30, 2024 (the “Agreement Date”) is entered into by and between Seattle Project Corp. (“Purchaser”) and Gritstone bio, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, on October 10, 2024 (the “Petition Date”), the Seller filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby commencing a chapter 11 case (the “Bankruptcy Case”);

WHEREAS, the Seller is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller is engaged in the Business and owns, directly or indirectly, all of the Transferred Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, pursuant to a Sale Order and Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Sale Order to be entered in the Bankruptcy Case; and

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into the trust account of Seller’s bankruptcy counsel, Pachulski Stang Ziehl and Jones LLP (the “Deposit Trust Account”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Applicable Law” means, with respect to any Person, any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.

“Asset Tax Return” means a Tax Return relating to an obligation to pay Taxes that are determined based upon the ownership or operation of the Transferred Assets (but, for the avoidance of doubt, not including any Tax Returns relating to Transfer Taxes).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption Agreement” means the assignment and assumption agreement regarding certain Designated Contracts, dated as of the Closing Date, by and between the Seller and Purchaser, in form and substance acceptable to Purchaser and the Seller and substantially in the form attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Auction” has the meaning set forth in Section 5.2(b).

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including, but not limited to, actions or remedies under sections 510, 542, 543, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bid Procedures” means those certain bidding procedures for the Sale of the Seller’s assets approved by the Bankruptcy Court.

“Bid Procedures Order” means the Order of the Bankruptcy Court entered at Docket No. 181 in the Bankruptcy Case, approving the Bid Procedures.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the Seller and Purchaser, in form and substance acceptable to Purchaser and the Seller and substantially in the form attached hereto as Exhibit A.

“Binder IP” means the Intellectual Property described in Item (2) of Schedule 2.2(l).

“Business” means the business of the Seller as currently conducted in respect of the Transferred Assets.

“Business Intellectual Property” means all Owned Intellectual Property (other than the Binder IP) together with all Intellectual Property in-licensed by the Seller.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in San Francisco, California are authorized or required to be closed.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“CNS” means that certain Confidential Covenant Not to Sue among Seller, Purchaser, and Future Solution Investments LLC, in form and substance reasonably acceptable to the parties thereto.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 24, 2024 by and between the Seller and Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), license agreement, contract or subcontract.

“Cure Costs” means any and all costs, expenses or actions that Purchaser is required to pay or perform to assume any of the Assigned Contracts pursuant to section 365(b)(1)(A) and (B) of the Bankruptcy Code.

“Deposit Escrow Amount” means TWO MILLION ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($2,125,000.00).

“Deposit Trust Account” has the meaning set forth in the Recitals.

“Designated Contracts” has the meaning set forth in Section 5.3(b).

“Designated Intellectual Property” means all Business Intellectual Property that is utilized by Seller in the use, manufacture or sale of any of the Transferred Assets. For the avoidance of doubt, “Designated Intellectual Property” includes, without limitation, the Designated Patents, the Software, the Designated Licenses and any other licenses taken by Gritstone to any third party Intellectual Property relating to methods of neoantigen prediction or design, and further including all related know-how and information, including without limitation scientific and business records, patent assignment agreements, executable software, code, lab notebooks and experimental data.

“Designated Licenses” means all intellectual property licenses included within the Designated Contracts. For avoidance of doubt, the Designated Licenses shall include without limitation: (a) that certain License Agreement between Memorial Sloan Kettering Cancer Center and Gritstone dated January 11, 2016 and (b) that certain License Agreement between Arbutus Biopharma Corporation and the Seller dated October 16, 2017.

“Designated Patents” means all of the following: (a) all patents and patent applications (both pending and expired) listed in Schedule 2.1(e) (it being understood that Purchaser may update Schedule 2.1(e) from time to time prior to the Closing so that it sets forth additional patents and patent applications that are Transferred Assets (and not Excluded Assets), but are not listed as of the Agreement Date); (b) all patents and patent applications (both pending and expired) claiming priority to the patents and pending application(s) identified in category (a); (c) all patents and patent applications (both pending and expired) that are a divisional, continuation, continuation-in-part, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in categories (a) and (b); (d) any patents issuing on any patent application identified in categories (a), (b) and (c), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (e) all patents and pending applications (both pending and expired) to which any of the patents and patent applications identified in categories (a), (b), (c) and (d) claim priority; (f) any foreign equivalents and counterparts (including PCTs and national phase filings) of any patent or patent application identified in categories (a) through (e); and (g) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in categories (a) through (f).

“Designation Deadline” has the meaning set forth in Section 5.3(b).

“Determined Cure Costs” means, in the aggregate, all Cure Costs payable in respect of the Designated Contracts as determined pursuant to the Sale Order or by separate order of the Bankruptcy Court.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Seller, (ii) any books and records relating to the Excluded Assets, including, without limitation, all documents or Intellectual Property constituting books, records and information relating to the Binder IP, or (iii) any books, records or other materials that Seller (x) is required by Applicable Law to retain (copies of which, to the extent permitted by Applicable Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes is necessary to enable it to prepare and/or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) is prohibited by Applicable Law from delivering to Purchaser or include attorney client communications, work product or other privileged materials.

“Excluded Contracts” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDA” means the U.S. Food and Drug Administration.

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“GAAP” means generally accepted accounting principles in the United States as of the Agreement Date.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS and the FDA).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including rights arising from the following: (i) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (ii) trademarks (whether registered, unregistered or applied for), service marks, trade dress, service names, trade names, brand names, product names, slogans, logos, business names, corporate names, and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith; (iii) works of authorship, copyrights and all registrations and applications for registration thereof; (iv) trade secrets and know-how; (v) rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and (vi) social media accounts, social media identifiers, and internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of the Seller’s Chief Executive Officer and Chief Financial Officer, in each case as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Purchaser’s General Counsel, Vice President for Business Development, and Vice President-Chief IP Counsel, in each case as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens arising under the Bankruptcy Code), claim (as defined in Section 101(5) of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, lease, license agreement, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including but not limited to easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under Section 101(37) of the Bankruptcy Code.

“Material Adverse Effect” means any change, event, occurrence, fact, state of facts, development or effect that (a) prevents, materially delays or materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement or the Related Documents or (b) has, or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of the Business (including the Transferred Assets and

Assumed Liabilities) taken as a whole; provided, however, that none of the following (the “Exclusions”) shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken, or failed to be taken, by the Seller at the request of or with the consent of Purchaser or otherwise in compliance with the terms of this Agreement or any change from, or effects arising from or relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Applicable Law or accounting rules (including GAAP) or any interpretation thereof; (g) the failure, in and of itself, of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives), provided, however, that the underlying cause of any such failure shall not be an Exclusion pursuant to this clause (g) to the extent such underlying cause is not otherwise an Exclusion; (h) national or international political, labor or social conditions; (i) any matter described in the Schedules or any matter of which Purchaser is aware as of the Agreement Date; (j) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the Transactions or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Business; (k) the sale of any assets other than the Transferred Assets to any third parties by Seller or any of its Affiliates; (l) any effect arising or resulting from or related to the filing of the Bankruptcy Case; (m) any Order of the Bankruptcy Court or any actions or omissions of Sellers in compliance therewith; (n) seasonal changes in the results of operations of the Seller; (o) any epidemic, pandemic, outbreak of disease or other public health emergency (including COVID-19) or any escalation or worsening of any such conditions; (p) (1) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Seller or any competitor of the Seller (or the announcements thereof), (2) results of meetings with the FDA or other Governmental Entity (including any minutes of, or communications from, any Governmental Entity in connection with such meetings), (3) the determination by, or the delay of a determination by, the FDA or any other applicable Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to any of the Seller’s or any competitor’s product candidates or (4) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the products or product candidates of the Seller, or any guidance, announcement or publication by the FDA or other applicable Governmental Authority relating to any product candidates of the Seller or any competitor; or (q) any objections made in the Bankruptcy Court to this Agreement, the Transactions, the Sale Order or the reorganization, any orders of the Bankruptcy Court and any actions or omissions of the Seller in compliance with any order of the Bankruptcy Court and the assumption or rejection of any Assigned Contract, provided, however, that, with regard to a matter described in the foregoing clauses (a), (b), (c), (h) and (o), such a matter shall not be an Exclusion to the extent that matter has a disproportionate effect on the Business or Transferred Assets relative to other comparable businesses operating in the same industries in which the Business operates.

“Non-Transferred Asset” has the meaning set forth in Section 2.6(a).

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(g).

“Owned Intellectual Property” means the Intellectual Property owned by the Seller.

“Patent Assignment Agreement” means the patent assignment agreement assigning patents that are Transferred Assets to Purchaser, in a form reasonably acceptable to Purchaser and the Seller and executed and delivered at Closing.

“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) gaps in the chain of title of Intellectual Property applications or registrations that are evident from the records of the relevant Governmental Authority maintaining such applications or registrations and (b) Liens set forth on Schedule 1.1(a).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information in the possession or control of the Seller (solely as related to the Business) about an identifiable individual other than the name, title or business address, business email address or telephone number of any employee of the Seller.

“Petition Date” has the meaning set forth in the Recitals.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Applicable Law, Orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price” means TWENTY-ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($21,250,000.00).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Schedules” has the meaning set forth in Article 4.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement and the Assignment and Assumption Agreement; provided, however, that the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement and the Assignment and Assumption Agreement shall not be a Related Document solely for purposes of applying the provisions in Article 10 to the extent, and only to the extent, that any such document expressly conflicts with Article 10.

“Sale Motion” means the motion of the Seller filed at Docket No. 67 in the Bankruptcy Case, seeking entry of the Sale Order.

“Sale Order” means the Order of the Bankruptcy Court entered at Docket No. 293 in the Bankruptcy Case, among other things, approving the Transactions; a copy of the Sale Order (without Exhibit A thereto) is attached hereto as Exhibit C.

“Samples” means all biological samples (including without limitation all nucleic acid, blood, biopsy and other tissue samples) in possession of Seller and used in any studies in conjunction with the Software.

“Schedules” has the meaning set forth in Article 3.

“Seller” has the meaning set forth in the preamble.

“Software” means any and all versions of the algorithms, workflows and corresponding software that is referred to in the Seller’s published scientific articles and internal documents as the “EDGE Model”, including without limitation the version(s) described in Bulik-Sullivan et al., “Deep Learning Using Tumor HLA Peptide Mass Spectrometry Datasets Improves Neoantigen Identification”, Nature Biotechnology, Vol. 37, pages 55–63 (2019) and/or in Palmer et al., “Individualized, heterologous chimpanzee adenovirus and self-amplifying mRNA neoantigen vaccine for advanced metastatic solid tumors: phase 1 trial interim results” Nature Medicine, 28(8):1619-1629 (August 2022), and further including any and all improved, modified, derivative, commercial and non-commercial versions and embodiments of such EDGE Model.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Tax” means any tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.10.

“Transferred Assets” has the meaning set forth in Section 2.1.

1.2	Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided herein, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the untruth of any such representation and warranty. The phrases “to Seller’s Knowledge” and “to Purchaser’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear (except for Permitted Liens), all of its rights, title and interests in, to and under all of the Seller’s assets, tangible and intangible and wherever located, other than the Excluded Assets (as defined in Section 2.2 below), as the same shall exist on the Closing Date (collectively, the “Transferred Assets”), including, without limitation:

(a) the Designated Intellectual Property;

(b) to the extent transferable, all Permits (including any applications that are in process) used in connection with or necessary to the use, manufacture and sale of the Designated Intellectual Property and the Transferred Assets;

(c) the Contracts to which Seller is a party that are (1) licenses granted to third parties in or under the Designated Intellectual Property; (2) licenses to third party Intellectual Property that is infringed by (or are necessary or useful for) any use, manufacture or sale of the Designated Intellectual Property and (3) any other Contracts that are not included in either of the aforementioned categories, including the Contracts that are listed on Schedule 2.1(c) (which, for the avoidance of doubt, shall not include any Contracts related to the Binder IP; in addition, and for the avoidance of doubt, Seller may update Schedule 2.1(c) from time to time prior to the Closing so that it sets forth additional Contracts that are Transferred Assets (and not Excluded Assets), but are not listed as of the Agreement Date) (the “Assigned Contracts”), provided, however, that (i) no Excluded Contract shall be an Assigned Contract and (ii) only those Contracts identified by Purchaser as Designated Contracts pursuant to Section 5.3(b) hereof shall be Transferred Assets;

(d) all material original books and records, documents, data and information of the Seller solely or primarily related to the Transferred Assets, other than the Excluded Books and Records; provided, however, that the Seller shall be entitled to retain copies of any such materials;

(e) the Samples;

(f) all of the Seller’s rights, claims or causes of action against third parties in, or relating in any way to, the Designated Intellectual Property, the Designated Contracts, the Permits described in Section 2.1(b), the Samples, the assets listed in Section 2.1(h) and/or the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;

(g) [intentionally omitted];

(h) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (f) above or the Assumed Liabilities; and

(i) the assets described on Schedule 2.1(i).

Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the procedures placed on the record by the Seller at the Auction, Purchaser may, at any time prior to the earlier of December 30, 2024 and the Closing, amend this Agreement to remove from Section 2.1 hereof any Transferred Asset(s) and redesignate such Transferred Asset(s) as an Excluded Asset(s), provided, however, that there shall be no adjustment to the Purchase Price on account of any such redesignations.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, the following assets, rights and properties of the Seller (collectively, the “Excluded Assets”), shall be retained by the Seller, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits, including deposits in the possession of landlords and utility companies, (iii) monies held as professional retainers by service providers or in any professional fee escrow and (iv) investment securities and other short- and medium-term investments;

(b) all records, documents or other information solely and exclusively relating to current or former employees of the Seller that are not hired by Purchaser, and any materials to the extent containing information about any employee, disclosure of which would violate Applicable Law or such employee’s reasonable expectation of privacy;

(c) any interest of the Seller under this Agreement or the Related Documents, including, without limitation, the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder, and any interest of the Seller under any agreement providing for the sale of an Excluded Asset;

(d) all Excluded Contracts (including all prepaid assets relating to the Excluded Contracts); provided, however, for avoidance of doubt, that the following shall not be Excluded

Contracts: (i) the licenses described at Section 2.1(c)(1) and 2.1(c)(2) and (ii) Designated Intellectual Property ownership of which was transferred to Gritstone by an inventor or other prior owner;

(e) (i) any of Seller’s privileges, protections, and immunities for communications, documents, or materials, including without limitation, any attorney-client privilege, work product doctrine, common interest, or joint defense privilege, and electronic and tangible documents reflecting such communications and materials, and (ii) any existing or prior insurance policy and any claims, rights and proceeds under any insurance policies of the Seller, including director and officer, errors and omissions, fiduciary and commercial crime insurance policies;

(f) any net operating losses, Tax assets or Tax attributes, rights of the Seller to Tax refunds or credits for overpayment of Taxes in lieu of a refund attributable to any taxable period (or portion thereof) ending on or before the Closing Date, and Tax Returns, related work papers, Tax information and Tax records of the Seller;

(g) all Permits (including applications therefor and any trade or import/export Permits) that (i) are not Transferred Assets under Section 2.1 or (ii) (x) are not transferable to Purchaser under Applicable Law and (y) are not Designated Patents;

(h) the Excluded Books and Records;

(i) any assets from time to time designated by Purchaser as an Excluded Asset as permitted by Section 2.1 hereof;

(j) the Avoidance Actions;

(k) all of the Seller’s rights, claims or causes of action against any Person (including all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates and including those relating to any of the Excluded Assets or Excluded Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, provided, however, that, notwithstanding anything herein to the contrary, all of the Seller’s rights, claims or causes of action against any Person in, or relating in any way to, the Designated Intellectual Property, the Designated Contracts, the Permits described in Section 2.1(b), the Samples, the assets listed in Section 2.1(h) and/or the Assumed Liabilities are and shall be Transferred Assets, not Excluded Assets;

(l) all of the Seller’s right, title and interest to any of the assets set forth on Schedule 2.2(l); and

(m) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent exclusively related to or exclusively used in or held for use for any other Excluded Asset;

(n) any employee benefit plan or asset related thereto; and

(o) any account receivable, note receivable or similar right to receive payment arising out of, relating to or in respect of the operation of Seller prior to the Closing, except to the extent arising under a Designated Contract.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller and shall remain the property of the Seller (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records, reports or other information prepared or received by the Seller or any of its Affiliates in connection with the Bankruptcy Case, the sale of the Business and/or the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business, any Transferred Asset, any Excluded Asset or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms only the following Liabilities of the Seller (other than any that are Excluded Liabilities) (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising from and after the Closing Date relating to the Transferred Assets;

(b) subject to Section 2.4, (i) all Liabilities arising under the Designated Contracts incurred at or after the Closing and (ii) all of the Determined Cure Costs;

(c) all Taxes for which Purchaser is liable pursuant to this Agreement;

(d) [intentionally omitted];

(e) [intentionally omitted];

(f) [intentionally omitted];

(g) all Liabilities arising out of or relating to any action, charge, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation with respect to the Transferred Assets relating to any period from and after the Closing; and

(h) other Liabilities that are listed on Schedule 2.3(h).

2.4 Excluded Liabilities. Notwithstanding Section 2.3, Purchaser is assuming only the Assumed Liabilities of the Seller and will not assume or be liable for any Excluded Liabilities, and the Seller shall retain and shall be responsible for, all Liabilities that are not Assumed Liabilities, including, without limitation, (a) all Liabilities related to Excluded Assets and (b) all Liabilities of Seller for infringement, misappropriation, or violation of a third party’s rights in such third party’s Intellectual Property or Software (all such Liabilities not being assumed herein, collectively, the “Excluded Liabilities”).

2.5 Excluded Contracts. Pursuant to Section 5.3(b), Purchaser shall be entitled, in its sole discretion, by written notice to the Seller delivered on or before the Closing Date, to elect not to purchase or assume one or more Assigned Contracts, in which case, notwithstanding anything in this Agreement, any Related Document or the Sale Order to the contrary, such Assigned Contract shall be considered an excluded contract (“Excluded Contract”) (and shall constitute an Excluded Asset and not be included in the Transferred Assets) for all purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Costs or other Liabilities with respect to such Excluded Contract. Each assignable Assigned Contract that Purchaser does not elect to remove from the list of Assigned Contracts pursuant to Section 5.3(b) shall be an Assigned Contract.

2.6 Non-Transferred Asset.

(a)  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Applicable Law (each, a “Non-Transferred Asset”); provided that none of the Designated Patents shall constitute a Non-Transferred Asset.

(b) If, on the Closing Date, any third-party Consent is not obtained for a Non-Transferred Asset, or if an attempted transfer or assignment thereof would be ineffective or a violation of Applicable Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each such Non-Transferred Asset shall be held by the Seller as agent for the Purchaser, and the Seller shall, to the extent permitted by Applicable Law, provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. The Seller and Purchaser shall use commercially reasonable efforts to enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (i) the Seller shall, at Purchaser’s sole expense, without interruption of the Business, provide Purchaser with the economic and operational equivalent of obtaining the requisite third-party Consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (ii) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of the Seller to be performed after the Closing with respect to such Non-Transferred Asset. Purchaser shall promptly, upon receipt of a written request therefor from the Seller, reimburse the Seller for all monies paid by the Seller on Purchaser’s behalf in connection with any Assumed Liability not assigned or transferred to Purchaser pursuant to this Section 2.6. If Purchaser determines that the requisite third-party Consent cannot be obtained on terms reasonably satisfactory to Purchaser withing thirty (30) days after the Closing, Purchaser may on notice to the Seller designate the applicable Non-Transferred Asset as an Excluded Asset or Excluded Contract, as applicable.

2.7 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the second (2nd) Business Day after the date on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled to the benefit of the same, unless another time or date is agreed to in writing by the parties hereto, provided, however, that the Closing Date shall not be earlier than December 30, 2024, without the written consent of Purchaser. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.8 Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser and the Seller shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement;

(b) Purchaser and Seller shall execute and deliver, each in a form reasonably acceptable to Purchaser and Seller,

(i) the Patent Assignment Agreement;

(ii) the CNS, also executed by Future Solution Investments LLC; and

(iii) the Assignment and Assumption Agreement.

(c) Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(ii) payment of the closing payments set forth in Section 2.9.

(d) the Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) all right, title and interest in and to the Transferred Assets;

(ii) a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(iii) certificates, dated as of the Closing Date, of the Seller’s non-foreign status, in accordance with Treasury Regulation § 1.1445-2(b); and

(iv) an IRS Form W-9 with respect to the Seller, duly completed and executed.

2.9 Purchase Price; Assumed Liabilities; Deposits.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and assumption of the Assumed Liabilities by Purchaser, Purchaser shall (i) pay to the Seller an aggregate amount equal to the Purchase Price minus the Deposit Escrow Amount; and (ii) assume the Assumed Liabilities.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Determined Cure Costs.

(c) The Deposit Escrow Amount shall be released to Seller or Purchaser in accordance with the applicable terms of (i) this Agreement (including, without limitation, Section 9.2(c) hereof) and (i) the Bid Procedures Order, including, without limitation, Sections I.C.2, I.D.7 and I.I of Exhibit 1 thereto. Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.10 Transfer Taxes. It is the intention of the Purchaser and the Seller that the Transactions be exempt from all transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) pursuant to Bankruptcy Code section 1146(a). Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. In the event any Transfer Taxes are required to be paid with respect to the Transactions, Purchaser shall be solely responsible for such Transfer Taxes and shall indemnify, defend and hold harmless the Seller against any such Transfer Taxes.

2.11 Allocation of Purchase Price.

(a) Within 90 days following the Closing, Purchaser shall deliver to the Seller a schedule allocating the Purchase Price (and all other amounts treated as consideration for U.S. federal income tax purposes) among the Transferred Assets (the “Allocation Schedule”). The Allocation Schedule shall be reasonable, and Purchaser and the Seller shall negotiate in good faith to resolve disputed items, if any, in the Allocation Schedule as promptly as practicable. If Purchaser and the Seller are unable to reach agreement with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule by Purchaser to the Seller, the parties shall be entitled to use their own Purchase Price allocations for Tax reporting purposes.

(b) To the extent Purchaser and the Seller agree on the Allocation Schedule pursuant to Section 2.11(a), Purchaser and the Seller shall (i) timely file all Tax Returns required to be filed in connection with the Allocation Schedule, and (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Allocation Schedule, except as may be required by Applicable Law and except as may be necessary to reflect adjustments to the Allocation Schedule resulting from post-Closing payments or events. Purchaser, on the one hand, and the Seller, on the other hand, shall notify the other if it receives notice that any Governmental Authority proposes any allocation different from Allocation Schedule.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Schedules”), the Seller hereby makes the representations and warranties contained in this Article 3 to Purchaser.

3.1 Organization, Good Standing and Other Matters. The Seller is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect. The Seller is duly qualified to do business as a foreign company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Seller is (or at Closing, will be) a party, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary corporate action on the part of the Seller and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of the Seller, (ii) subject to the entry of the Sale Order, violate any Applicable Law or Order to which Seller is subject or by which its properties or assets are bound or (iii) require Seller to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order); excluding from the foregoing clauses (ii) and (iii) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Litigation. As of the Agreement Date, there is no Action pending or, to the Seller’s Knowledge, formally threatened in writing, against Seller before any Governmental Authority that would have a Material Adverse Effect or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.5 Assets. The Seller has good and valid title to the Transferred Assets and, upon entry of the Sale Order and the occurrence of the Closing, the Transferred Assets shall be free and clear of all Liens, except Permitted Liens. To Seller’s Knowledge, there are no claims, pending or threatened, with respect to Seller’s rights in the Transferred Assets. To Seller’s Knowledge, Seller has not granted, and will not grant, to a third party any license or other right in the Designated Intellectual Property. To Seller’s Knowledge, Seller is not subject to any prior obligations, agreement, judgment or order inconsistent with the terms of this Agreement. To Seller’s knowledge, no third parties have challenged the validity of the Designated Patents, except in the Opposition to European Patent No. EP3389630B1.

3.6 Brokers and Finders. Except for Raymond James & Associates, Inc. the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Seller (the “Purchaser Schedules”), Purchaser hereby makes the representations and warranties contained in this Article 4 to the Seller.

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Applicable Law or Order to which it is subject or by which any of its properties or assets are bound or (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date; excluding from the foregoing clauses (ii) and (iii) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Financing. Purchaser has, and at the Closing will have, (a) sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6 Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened in writing against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7 Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Seller, the Business, the Transferred Assets and the Assumed Liabilities and (ii) the Business, the Transferred Assets and the Assumed Liabilities are being transferred and acquired on a “where is” and, as to condition, “as is” and “with all faults” basis.

(b) Except for the specific representations and warranties expressly made by the Seller in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 9 of this Agreement, Purchaser acknowledges and agrees that (i) the Seller is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3 and subject to the limited remedies herein provided.

(c) Other than the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 9 of this Agreement, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3.

(d) Purchaser is acquiring the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Section 9 of this Agreement.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5

BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller or otherwise) in accordance with the terms of the Bid Procedures Order (each, a “Competing Bid”). From the Agreement Date (and any prior time) and until the Seller’s designation of Purchaser’s bid as the Successful Bid (as defined in the Bid Procedures Order) at or after the Auction, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any reorganization, sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to reorganize, purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other Applicable Law, including supplying information relating to the Business and the assets of the Seller to prospective plan sponsors or purchasers.

5.2 Bankruptcy Court Filings.

(a) Subject to its right to pursue a Competing Bid in accordance with the Bid Procedures Order, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(b) [Intentionally omitted.]

5.3 Assumption of Assigned Contracts.

(a) Seller has filed its Notice of Potential Assumption, Assumption and Assignment, or Transfer of Executory Contracts and Unexpired Leases (Docket No. 186) (the “Assumption Notice”) and served the Assumption Notice on each counterparty to an Assigned Contract listed thereon. The Assumption Notice identifies all Assigned Contracts that the Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and sets forth a good faith estimate of the amount of Cure Costs applicable to each such Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract is “$0.00”). In accordance with the Bid Procedures Order, the Seller reserves the right to supplement the Assumption Notice and provide additional notice of assumption, and to remove a Assigned Contract from the list of Assigned Contracts, up to five (5) Business Days prior to the hearing by the Bankruptcy Court with respect to the Sale Motion.

(b) Subject to the last paragraph of Section 2.1 hereof, on or before the date that is five (5) Business Days before the Closing Date (the “Designation Deadline”), Purchaser shall provide to the Seller a list (which may be Schedule 2.1(c) or a revised version thereof) of those Assigned Contracts that it elects to have assumed and assigned to Purchaser on the Closing Date (the “Designated Contracts”), and Purchaser shall be entitled to remove any Assigned Contract from Schedule 2.1(c) at any time prior to the Designation Deadline by providing the Seller written notice of such removal. In the event that Purchaser removes any of such Assigned Contracts from such list, the Seller will provide the relevant counterparty written notice that the applicable Assigned Contract is no longer identified as a Designated Contract. For the avoidance of doubt, only those executory Assigned Contracts that remain identified as Designated Contracts as of the Closing Date will constitute Assigned Contracts and will be assumed by the Seller and assigned to Purchaser pursuant to the Sale Order. The Seller shall file such motions, pleadings or notices as may be appropriate or necessary to assume and assign the Assigned Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Seller from filing one or more motions to reject any Contracts that are not Assigned Contracts.

(c) Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be a Designated Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Authority or other third party (other than, and in addition to, the Bankruptcy Court) in order to permit the assumption and assignment by the Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth (30th) day following the Closing Date (as such period may be extended by mutual agreement of Seller and Purchaser), or (iii) is terminated by any party thereto other than Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as a Designated Contract hereunder and is not continued or otherwise extended upon assumption. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to Seller or constitute a failure to satisfy the conditions precedent of Seller under Section 8.2.

(d) Subject to the terms of Section 2.5, Section 2.8, Section 5.3(a) and Section 5.3(b), Purchaser shall make provision for the payment of the Determined Cure Costs in cash at Closing in accordance with the Sale Order.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Applicable Law) to reject, withdraw, repudiate or disclaim any Assigned Contract unless (i) Purchaser has provided its prior written consent or (ii) Purchaser has removed such Assigned Contract from the list of Designated Contracts.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within two (2) Business Days after written request for such consent is provided by the Seller to Purchaser), (iii) for actions taken or omitted to be taken by Seller in response to any Public Health Measure, or (iv) as is otherwise permitted, contemplated or required by this Agreement, any Assigned Contract, by Applicable Laws or by order of the Bankruptcy Court, from the Agreement Date through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms:

(a) The Seller shall use its commercially reasonable efforts to maintain the Transferred Assets in all material respects in the ordinary course of business; and

(b) The Seller shall not:

(i) sell, license, abandon or otherwise dispose of any material asset or property constituting Transferred Assets other than, in each case, (A) in the ordinary course of business or (B) with Purchaser’s prior written consent, for the purpose of disposing of obsolete or worthless assets;

(ii) except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business; or

(iii) change its present accounting methods or principles in any material respect relating to the Transferred Assets, except as required by GAAP or Applicable Law.

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2 Access to Information; Confidentiality.

(a) From the Agreement Date until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least 48 hours prior notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, book and records of the Seller related to the Business or the Transferred Assets that are in the possession or under the control of the Seller; provided, however, that (i) all requests for access shall be directed to such person(s) as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller, (iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which the Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (vii) nothing herein shall require Seller or its representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to Applicable Law (including any Public Health Measure) or (C) would cause significant competitive harm to the Seller if the Transactions are not consummated.

(b) Notwithstanding anything to the contrary contained in this Agreement, from the Agreement Date until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning Seller, the Business, the Transaction or any other matters with any lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor, consultant or other material business relation of the Seller, in each case, without the prior written consent of the Seller Access Contact (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion).

(c) Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the terms of the Confidentiality Agreement shall remain in full force and effect.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Agreement Date, including satisfying the conditions precedent set forth in Article 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of the “commercially reasonable efforts” standard as required by this Section 6.3, neither party nor its representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Regulatory Matters and Approvals.

(a) The Seller will (i) (A) make or cause to be made all filings and submissions, if any, required to be made by the Seller under any Applicable Law for the transfer of the Designated Intellectual Property to Purchaser; (B) at Purchaser’s request, execute any documents or instruments necessary or useful in order to perfect or record a change in ownership of the Transferred Assets and (ii) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing.

(b) [Intentionally omitted.]

6.5 Public Announcements/Non-Disclosure.

(a) Between the Agreement Date and the Closing Date, except to the extent required by any Applicable Law or Action (including the Bankruptcy Case), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Seller; provided, however, that the Seller and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers, and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with Applicable Law or the requirements of this Agreement or any other agreement to which the Seller or any such Affiliate is a party. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including in Section 6.5(a) hereof, the Seller shall not, and shall cause its Affiliates and each of its directors, officers, employees, agents, representatives, successors and assigns not to, disclose in any manner or to any Person (a) the legal or beneficial ownership of Purchaser or (b) identify Purchaser as any entity other than “Seattle Project Corp.” or an abbreviated version of that name except to the extent required by any Governmental Authority or any stock exchange or stock market, or otherwise required by Applicable Law or legal process required by Applicable Law provided, however, that, if the Seller reasonably determines that any such disclosure is required pursuant to the preceding exception, prior to making any such disclosures, the Seller shall promptly notify Purchaser and reasonably cooperate with Purchaser to prevent or condition the disclosure of such information.

6.6 Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Seller may supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known by the Seller at the Agreement Date would have been required to be set forth or described in such Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified and/or updated. If, prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), Purchaser shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.6, shall imply that the Seller is making any representation or warranty as of any date other than the Closing Date (other than representations and warranties that are expressly made as of an earlier date).

ARTICLE 7

POST-CLOSING COVENANTS

7.1 [Intentionally omitted.]

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Seller shall transfer promptly to Purchaser from time to time (but in any event on a monthly basis) any payments constituting Transferred Assets received by the Seller. After the Closing Date, Purchaser shall transfer promptly to the Seller, from time to time (but in any event on a monthly basis), any payments constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer such Excluded Asset to the Seller. In the event that, after the Closing Date, the Seller receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense, such Transferred Asset to Purchaser.

7.3 Tax Matters. The Seller shall be responsible for preparing or causing to be prepared all Asset Tax Returns for itself for taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) that are required to be filed after the Closing. After the Closing, Purchaser will assist and cooperate with the Seller in preparing such Asset Tax Returns. Purchaser shall be responsible for all Transfer Taxes, if any. Purchaser will, at Purchaser’s sole expense, timely file all necessary Tax Returns with regard to all Transfer Taxes that are required by Appliable Law.

7.4 Confidentiality . From and after the execution of this Agreement, the Seller shall, and shall cause its Affiliates and each of its directors, officers, employees, agents, representatives, successors and assigns to, keep confidential, and not disclose to any Person, any communication or other information related to this Agreement or to the Transactions, including, without limitation, those made in connection with the drafting and negotiation of this Agreement and the due diligence conducted by the Seller and Purchaser related to this Agreement, whether such communications occurred before, at, or after the execution of this Agreement except to the extent required by any Governmental Authority or any stock exchange or stock market, or otherwise required by Applicable Law or legal process required by Applicable Law; provided, however, that, if the Seller reasonably determines that any such disclosure is required pursuant to the preceding exception, prior to making any such disclosures, the Seller shall promptly notify Purchaser and reasonably cooperate with Purchaser to prevent or condition the disclosure of such information.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Order or Applicable Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not have been reversed, vacated, modified or amended, shall not be stayed, and shall be and remain in full force and effect.

8.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller set forth in Article 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8(a), Section 2.8(b) and Section 2.8(d).

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a Material Adverse Effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8(a), Section 2.8(b) and Section 2.8(c).

8.4 Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article 8, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

8.5 Delivery of a Notice of Readiness to Close. At any time after the Seller’s satisfaction of its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.2 of this Agreement, the Seller may deliver a notice to Purchaser (a “Notice of Readiness to Close”). Purchaser shall have three (3) Business Days from delivery of a Notice of Readiness to Close to satisfy its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.3 of this Agreement and consummate the Transactions, provided, however, that Purchaser shall not be required to do so earlier than December 30, 2024, without the written consent of Purchaser. If Purchaser does not satisfy its conditions to Closing and consummate the Transactions within that period, Purchaser shall forfeit the entire Deposit Escrow Amount to the Seller.

ARTICLE 9

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Seller;

(b) automatically, upon the consummation of a sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”);

(c) by Purchaser if one or more Orders granting any of the following relief are entered for any reason and not vacated within fourteen (14) days after entry: (i) dismissing the Bankruptcy Case; (ii) converting the Bankruptcy Case from Chapter 11 to Chapter 7 of the Bankruptcy Code; (3) appointing a trustee in the Bankruptcy Case, and/or (4) appointing, under Bankruptcy Code Section 1106(b), in the Bankruptcy Case a responsible officer or an examiner with enlarged powers relating to the operation of the Business (beyond those powers set forth in Section 1106(a)(3) or Section 1106(a)(4) of the Bankruptcy Code).

(d) by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) 20 Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(e) by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;

(f) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Applicable Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement; or

(g) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to December 30, 2024 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(g) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement; and provided, further, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(g) if Seller has delivered a Notice of Readiness to Close in accordance with Section 8.5.

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, (a) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Seller including any confidential information and (b) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (i) the Confidentiality Agreement, and (ii) Section 2.9(c), Section 6.2(c), Section 6.5(b), Section 7.4, Section 8.5 (with reference to the Deposit Escrow Amount), this Section 9.2 and Article 10 shall continue in full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, the maximum aggregate liability of Purchaser for money damages in respect of any losses, damages, costs or expenses of Seller relating to the failure of the transactions contemplated hereby to be consummated or a breach of this Agreement by Purchaser in the absence of a Closing shall be limited to the Deposit Escrow Amount (the “Liability Limitation”), and in no event shall the Seller seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or in equity, whether in contract, tort or otherwise.

(c) If this Agreement (x) has been terminated by either party other than pursuant to Section 9.1(e) hereof and (y) Seller is not entitled to payment of the Deposit Escrow Amount pursuant to Section 8.5 hereof, the Seller shall return the entire Deposit Escrow Amount to Purchaser within one (1) Business Day after the earliest of the following: (i) in the case of termination under Section 9.1(a), (d), (f) or (g), the date of the written notice referred to therein; (ii) in the case of termination under Section 9.1(b), the date of the closing of an Alternative Transaction; and (iii) in the case of termination under Section 9.1(c), the expiration of the fourteen-day (14-day) period described in Section 9.1(c).

9.3 [Intentionally omitted.]

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefore terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.9(c), Section 6.2(c), Section 6.5(b), Section 7.4, Section 9.2 and this Article 10 shall survive the Closing.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) on account of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under Applicable Law. No party hereto shall assert, and Purchaser shall cause its Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other

Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:

Seattle Project Corp.

c/o Incorporating Services, Ltd.

3500 South DuPont Highway

Dover, DE 19901

Attention: General Counsel

with a copy to (which will not constitute notice):

Quarles & Brady LLP

One Renaissance Square

Two North Central Avenue, Suite 600

Phoenix, AZ 85004

Attention: John A. Harris and Christopher Combest

Email:

If to the Seller:

Gritstone bio, Inc.

5959 Horton Street, Suite 300

Emeryville, CA 94608

Attention: Celia Economides

Email:

with a copy to (which will not constitute notice):

Fenwick & West LLP

902 Broadway, 18th Floor

New York, NY 10010

Attention:   Ethan Skerry

Email:

and

Pachulski Stang Ziehl & Jones LLP

One Sansome Street, Suite 3430

San Francisco, CA 94104

Attention:   Debra Grassgreen; John Lucas; Maxim Litvak

Email:

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Applicable Laws of any other jurisdiction.

10.9	Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Case has closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the of the Court of Chancery of the State of Delaware or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the federal courts of the United States of America and the courts of the State of Delaware, in each case, located within the City of Wilmington in the State of Delaware over all Related Claims, and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Applicable Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or Applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b) the Seller may assign any of its rights or delegate any of its duties under this Agreement to any successor thereto, including any liquidating trustee or other agent; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

10.13 Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of each party to cause the other party to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and Applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right neither party would have entered into this Agreement.

10.14 Third-Party Beneficiaries. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

SEATTLE PROJECT CORP.

By:
Name:
Title:

Gritstone – SPC – Asset Purchase Agreement – SPC signature page

SELLER:

GRITSTONE BIO, INC.

By:
	Name:	Celia Economides
	Title:	Chief Financial Officer

Gritstone – SPC – Asset Purchase Agreement – Gritstone signature page

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

EXHIBIT B

Form of Assignment and Assumption Agreement (Contracts)

EXHIBIT C

Sale Order